SEPARATION AGREEMENT AND RELEASE AND WAIVER OF CLAIMS

THIS SEPARATION AGREEMENT AND RELEASE AND WAIVER OF CLAIMS (“Agreement”) is made and entered into by and between RPM International Inc. (“RPM”), a Delaware corporation (the "Company") and Michael H. Sullivan ("Executive"), with an Effective Date as defined herein.

W I T N E S S E T H:

WHEREAS, pursuant to an Employment Agreement between the Company and Executive dated October 3, 2019, Executive has been serving as Vice President – Operations and Chief Restructuring Officer; and

WHEREAS, the Company has decided to terminate Executive’s employment, in the manner provided by and consistent with the Employment Agreement, effective October 15, 2021, on the terms set forth herein; and

WHEREAS, the Company and Executive wish to resolve all matters and issues between them arising from or relating to Executive's employment by the Company.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, Executive and the Company hereby agree as follows:

ARTICLE I
-- CONSIDERATION

Section 1.1.
Termination of Employment. The Company hereby terminates Executive’s employment effective as of October 15, 2021 (the “Termination Date”). The parties acknowledge and agree that Executive’s Termination of Employment is a termination without Cause pursuant to §5(a)(vi) of the Employment Agreement. Executive, by his signature below, hereby waives any written notice of Termination of Employment under the Employment Agreement.
Section 1.2.
Lump-Sum Payment. Following the Effective Date of this Agreement as defined in Section 4.12 hereof, Executive will be entitled to receive a lump-sum payment (the “Payment”) in an amount equal to $702,322.00, calculated in the manner provided by §5(b)(iii)(B) of the Employment Agreement, and representing the sum of 150% times $370,000 (Executive’s Base Salary) plus Earned Incentive Compensation equal to $147,322.00, less any applicable payroll taxes and withholdings.
Section 1.3.
Continuing Benefit Plans. Following the Effective Date of this Agreement, and for the time periods described below, Executive will be entitled to continue to participate in the Continuing Benefit Plans, as described in, and defined by, §5(c)(i) and Exhibit A of the Employment Agreement:
1.
The RPM International Inc. Welfare Plan. Executive shall be entitled to continuation of coverage under the RPM International Inc. Welfare Plan at his own expense pursuant to any rights he may have under the federal Consolidated Omnibus Budget Reconciliation Act, as amended

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("COBRA"), part VI of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended; Internal Revenue Code §4980(B)(f). Such continuation shall be afforded up to the maximum period provided by law so long as Executive submits payments for elected coverage and otherwise complies with conditions of continuation on a timely basis. To that end, and as described in §5(c)(i) of the Employment Agreement, Executive will be entitled to receive a lump sum payment in an amount equal to eighteen (18) months’ of COBRA premium payments, plus an additional two percent (2%) to cover applicable COBRA administrative fees, in a gross amount of $13,500.00; and
2.
Estate/Financial Planning Benefits. Executive will be entitled to the Estate/Financial Planning Benefits described in §5(c)(i) of the Employment Agreement for a period of 6 months following the Termination Date, with Executive to forward bills received for such services to Janeen B. Kastner, Vice President – Corporate Benefits and Risk Management, RPM International Inc., 2628 Pearl Road, P. O Box 777, Medina, Ohio 44258.
Section 1.4.
Limited Benefit Plans. Following the Effective Date of this Agreement, Executive will be entitled only to the following Limited Benefit Plans as described in §5(c)(ii) of the Employment Agreement:
1.
Executive Life Insurance. A lump sum payment in the amount of $55,086.00 representing 1.5 times the annual premium payment most recently paid with respect to Executive for the executive life insurance program maintained by the Company as of the Termination Date;
2.
SERP Restricted Stock Plan. A lump sum payment in an amount equal to 1.5 times 797 shares of the Company’s common stock at the closing stock price of such shares on the Termination Date, representing the cash value of the benefits Executive would have received had he continued to participate in and receive annual awards under the Restricted Stock Plan on a basis consistent with his past practice for a period of 18 months following the Termination Date; and
3.
Lapse of Restrictions. The lapse of all restrictions on transfer and forfeiture provisions to which Executive’s 1,754 shares of the Company’s common stock awarded to him under the SERP Restricted Stock Plan are subject, so that any restricted shares previously awarded to Executive under such plan shall be nonforfeitable and freely transferable thereafter, all on the terms of the SERP Restricted Stock Plan or the agreements thereunder.
4.
Vesting. The parties acknowledge and agree that upon the Effective Date of this Agreement, Executive will be fully vested in the 9,900 shares of Performance Earned Restricted Stock and 40,000 Stock Appreciation Rights grants made to Executive under the Company’s 2004 and 2014 Omnibus Equity and Incentive Plans, and that for purposes of any

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Performance Earned Restricted Stock and Stock Appreciation Rights grants only, Executive will be deemed to have retired as of the Effective Date of this Agreement. Executive’s Performance Earned Restricted Stock and Stock Appreciation Rights will be governed by the terms of the applicable grant documents. Effective upon the Termination Date, any outstanding Performance Stock Units will be forfeited pursuant to Section 4 of the applicable grant document.
Section 1.5.
Adequacy of Consideration. Executive hereby agrees and acknowledges that the payments and benefits described in Article I of this Agreement are over and above any entitlements, severance or otherwise, that he may have by reason of his termination from employment with the Company, and that such payments and amounts constitute adequate consideration for all of Executive’s covenants and obligations set forth herein, including, but not limited to, the General Release of Claims set forth in Article II of this Agreement and the other obligations of Executive set forth in Article III of this Agreement.
ARTICLE II
-- GENERAL RELEASE OF CLAIMS

Section 2.1.
Executive’s Release. For consideration in the form of the payments and benefits set forth herein, Executive does hereby for himself and for his heirs, executors, successors and assigns, release and forever discharge the Company, its subsidiaries, divisions, Affiliates, and affiliated businesses, direct or indirect, if any, together with its and their respective officers, directors, shareholders, management, representatives, agents, employees, successors, assigns, and attorneys, both known and unknown, in both their personal and agency capacities (collectively, “the Company Entities”) of and from any and all claims, demands, damages, actions or causes of action, suits, claims, charges, complaints, contracts, whether oral or written, express or implied and promises, at law or in equity, of whatsoever kind or nature, including but not limited to any alleged violation of any state or federal anti-discrimination or anti-retaliation statutes or regulations, including but not limited to Title VII of the Civil Rights Act of 1964 as amended, ERISA, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act (“FMLA”), Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, Title VIII of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the False Claims Act, breach of any express or implied contract or promise, wrongful discharge, violation of public policy, or tort, all demands for attorney's fees, back pay, holiday pay, vacation pay, bonus, group insurance, any claims for reinstatement, all employee benefits and claims for money, out of pocket expenses, any claims for emotional distress, degradation or humiliation, that Executive might now have or may subsequently have, whether known or unknown, suspected or unsuspected, by reason of any matter or thing, arising out of or in any way connected with, directly or indirectly, any acts or omissions of the Company Entities or any of their directors, officers, shareholders, employees and/or agents arising out of Executive's employment and separation from employment which have occurred prior to the Effective Date of this Agreement as defined in Section 4.12 hereof, except those matters specifically set forth herein, and except for any health, welfare, pension or retirement benefits, if any, which may have vested on Executive's behalf prior to his termination under the generally applicable terms of such programs, and except for any claims arising solely out of Executive’s status as a shareholder of the Company, and except for any rights Executive has under any

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applicable policies of Directors and Officers liability insurance, and except for any rights Executive has under the Indemnity Agreement.

Employee may file a charge with, testify, assist, or participate in an investigation, hearing or proceeding conducted by the Equal Employment Opportunity Commission or state fair employment practices agency as to the employment laws enforced by such agencies; provided, however, that Employee understands and agrees that he is waiving and releasing his rights to monetary damages under such laws by reason of his agreement to the general release language stated above.

Section 2.2.
Older Workers Benefit Protection Act (“OWBPA”). Executive recognizes and understands that, by executing this Agreement, he shall be releasing the Company Entities from any claims that he now has, may have, or subsequently may have under the Age Discrimination in Employment Act of 1967, 29 U.S.C. §§621, et seq., as amended, by reason of any matter or thing arising out of, or in any way connected with, directly or indirectly, any acts or omissions which have occurred prior to and including the Effective Date of this Agreement. In other words, Executive will have none of the legal rights against the aforementioned that he would otherwise have under the Age Discrimination in Employment Act of 1967, 29 U.S.C. §§621, et seq., as amended, by his signing this Agreement.
Section 2.3.
Consideration Period. The Company hereby notifies Executive of his right to consult with his chosen legal counsel before signing this Agreement. Through his signature below, Executive represents that he has consulted with, and been represented by, competent legal counsel in the negotiation of this Agreement. The Company shall afford, and Executive acknowledges receiving, not less than twenty-one (21) calendar days in which to consider this Agreement to ensure that Executive’s execution of it is knowing and voluntary. In signing below, Executive expressly acknowledges that he has been afforded the opportunity to take at least twenty-one (21) days to consider this Agreement and that his execution of same is with full knowledge of the consequences thereof and is of his own free will.

Notwithstanding the fact that the Company has allowed Executive twenty-one (21) days to consider this Agreement, Executive may elect to execute this Agreement prior to the end of such 21-day period. If Executive elects to execute this Agreement prior to the end of such 21-day period, then by his signature below, Executive represents that he has consulted with, and been represented by, his chosen legal counsel, and his decision to accept this shortening of the time was knowing and voluntary, and was not induced by fraud, misrepresentation, or any threat to withdraw or alter the benefits provided by the Company herein, or by the Company providing different terms to any similarly-situated Executive executing this Agreement prior to end of such 21-day consideration period. The parties agree that changes, whether material or immaterial, to this Agreement shall not restart the running of the twenty-one (21) day time period.

Section 2.4.
Revocation Period. Both the Company and Executive agree and recognize that, for a period of seven (7) calendar days following Executive’s execution of this Agreement, Executive may revoke this Agreement by providing written notice revoking the same, within this seven (7) day period, delivered by hand or by certified mail, addressed to Janeen B. Kastner, Vice President – Corporate Benefits and Risk Management, RPM International Inc., 2628 Pearl Road, P. O Box 777, Medina, Ohio 44258, delivered or postmarked within such seven (7) day period. In

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the event Executive so revokes this Agreement, each party will receive only those entitlements and/or benefits that he/it would have received regardless of this Agreement.
Section 2.5.
Release by Company Entities. The Company Entities do hereby release and forever discharge Executive, his heirs, executors, successors, and assigns, from any and all claims, demands, actions or causes of action, damages or suits at law or equity, of whatsoever kind or nature, both known or unknown, that the Company Entities have or may have by reason of any matter or thing arising out of, or in any way connected with, directly or indirectly, any act or omission that has occurred prior to the Effective Date of this Agreement. This Release does not apply to the Company’s rights and entitlements under this Agreement.

ARTICLE III
OTHER OBLIGATIONS OF EXECUTIVE

Section 3.1.
Restrictive Covenants. Executive hereby acknowledges and reaffirms all of Executive’s obligations and the Company’s rights under the Restrictive Covenants of Non-Competition, Non-Solicitation, and Confidentiality set forth in §9 of the Employment Agreement, all of which obligations shall survive the termination of Executive’s employment and are incorporated in this Agreement by reference.

Section 3.2.
Return of Company Property. Executive agrees that prior to receiving any benefits under this Agreement, he will return to the Company any and all Company property, equipment or information (including but not limited to keys, security or access cards, computers, Company issued credit cards, files, computer stored data, catalogs, samples, documents or other such Company property) which came into Executive’s possession, or which Executive prepared or helped prepare, in connection with or during Executive’s employment with the Company. Executive agrees not to retain any copies of such property or information and will not use any such property or information to the detriment of the Company.

Section 3.3.
Assistance to Company. Executive agrees to make himself available to answer questions concerning business concerns, operations, pending legal concerns and/or litigation, and other special assistance as reasonably may be requested by the Company during the two calendar years following the Termination Date; provided that Executive shall be entitled to reimbursement of expenses reasonably incurred by him in his performance of his obligations under this §3.3.
Section 3.4.
Nondisparagement. Executive agrees not to make any disparaging or generally negative comments regarding the Company Entities or otherwise to communicate with any person in a manner tending to damage the reputation of the Company Entities. Neither the Company, nor any of those employees of the Company who constitute its “named executive officers” (under SEC regulations) for purposes of the Company’s 2018 proxy statement, will make or issue any public release or other public statement containing disparaging or generally negative comments regarding Executive. Nothing contained in this Agreement will preclude any party or other person from (a) providing truthful information in any court, regulatory, or governmental proceeding, investigation, or inquiry, or (b) reporting possible violations of federal law or regulation to any governmental agency or entity, or (c) making other disclosures that are protected under the whistleblower provisions of federal or state regulation.

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Section 3.5.
Permitted Disclosure. Notwithstanding the provisions of §9(c) of the Employment Agreement, as affirmed and acknowledged in §3.1 of this Agreement, Executive may disclose to such persons, without limitation of any kind, who have a need to know, the tax treatment and any facts that may be relevant to the tax structure of his termination from employment or other transactions contemplated by this Agreement, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable federal or state securities laws, and except that, with respect to any document or other information that in either case contains information concerning the tax treatment or tax structure of such transactions as well as other information, this §3.5 shall apply only to such portions of the document or similar item that is relevant to an understanding of such tax treatment or tax structure. The Company will be permitted to disclose a summary of, and copy of, this Agreement in a Form 8-K and other public disclosures to be filed with the U.S. Securities Exchange Commission.
Section 3.6.
Remedy for Breach of Article III. Executive agrees that each of his obligations set forth in Article III of this Agreement are material provisions of this Agreement, without which the Company would not enter into this Agreement, the violation of which by Executive will cause substantial harm to the Company, and that the actual damages resulting from a violation of any section of this Article III by Executive will be difficult or impossible to ascertain. Accordingly, in the event of any violation by Executive of any section of this Article III, and in addition to all legal or equitable remedies available to the Company to remedy such violation, Executive agrees that (i) the Company may terminate all payments and benefits owed to Executive under this Agreement and retain any remaining payments and benefits not as of then paid to Executive as liquidated damages; and (ii) Executive will repay to the Company, upon demand, all amounts paid to him pursuant to Article I of this Agreement prior to the date the Company learns of such violation by Executive, along with any other relief the Court deems to be appropriate and just; provided, however, it is agreed that the payments and benefits made or owed to Executive under any of the plans, programs or agreements referred to Section 1.3.1 are not subject to termination or repayment by reason of clauses (i) or (ii) of this sentence.
ARTICLE IV
-- MISCELLANEOUS PROVISIONS

Section 4.1.
Entire Agreement. Except as provided in §3.1 and 4.2 of this Agreement, and except for Executive’s continuing rights under the plans, programs and agreements as specified in Article I, this Agreement contains the entire agreement between the parties hereto and replaces any prior agreements, contracts and/or promises, whether written or oral, with respect to the subject matters included herein, including any offer or other letter agreements, any proxy statement description, or any other such agreement or document. This Agreement may not be changed orally, but only in writing, signed by each of the parties hereto.
Section 4.2.
Survival of Agreements. Notwithstanding anything to the contrary in this Agreement, the parties agree that (i) §§ 5(b), 5(c), 7, 9, 14, 15, and Exhibit A of the Employment Agreement, and (ii) the Indemnification Agreement between the Company and Executive dated January 13, 2003 (the “Indemnification Agreement”), shall survive Executive’s termination and his execution of this Agreement. The parties further agree that nothing in this Agreement is intended to modify their respective rights and obligations under the Employment Agreement.

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Section 4.3.
Acknowledgments. Executive acknowledges that Executive has carefully read and fully understands all of the provisions of this Agreement, that Executive has not relied on any representations of the Company or any of its representatives, directors, officers, executives and/or agents to induce Executive to enter into this Agreement, other than as specifically set forth herein, and that Executive is fully competent to enter into this Agreement and has not been pressured, coerced or otherwise unduly influenced to enter into this Agreement and that Executive has voluntarily entered into this Agreement of Executive's own free will. Executive further acknowledges that he has consulted with, and been represented by, competent legal counsel in the negotiation of this Agreement. The parties agree that any capitalized terms not otherwise defined herein shall have the meaning given to them in the Employment Agreement.
Section 4.4.
Warranty/Representation. Executive and the Company each warrant and represent that, prior to and including the Effective Date of this Agreement as defined in Section 4.12, no claim, demand, cause of action, or obligation which is subject to this Agreement has been assigned or transferred to any other person or entity, and no other person or entity has or has had any interest in any such claims, demands, causes of action or obligations, and that each has the sole right to execute this Agreement.

Section 4.5.
Invalidity. The parties to this Agreement agree that the invalidity or unenforceability of any one (1) provision or part of this Agreement shall not render any other provision(s) or part(s) hereof invalid or unenforceable and that such other provision(s) or part(s) shall remain in full force and effect.

Section 4.6.
No Assignment. This Agreement is personal in nature and shall not be assigned by Executive. All payments and benefits provided Executive herein shall be made to his estate in the event of his death prior to his receipt thereof.

Section 4.7.
Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.
Section 4.8.
Governing Law; Jurisdiction; Venue. This Agreement shall be governed under the laws of the State of Ohio. The Company and Executive each consent to venue and personal jurisdiction over them in any state or federal court with jurisdiction over the State of Ohio, for the purpose of construction and enforcement of this Agreement.

Section 4.9.
Withholding. The Company shall have the right to withhold from any payments and benefits under this Agreement any and all amounts necessary for payroll taxes and other withholdings.
Section 4.10.
Further Assurances. In case at any time after the Effective Date of this Agreement as defined in Section 4.12, any further actions are necessary or desirable to carry out the purposes of any of the provisions of this Agreement, each party shall, as promptly as reasonably practicable, execute and deliver all such documents, and take all such other actions, in order to give full effect to the provisions of this Agreement.

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Section 4.11.
Compliance with Section 409A; Taxes. It is the intention and purpose of the Company that this Agreement and all benefits provided hereunder or in connection herewith shall be, at all relevant times, in compliance with (or exempt from) Section 409A of the Internal Revenue Code of 1986, as amended and related regulations (the “Code”), and this Agreement and such benefits shall be so interpreted and administered. Notwithstanding anything herein to the contrary, (i) if at the Termination Date Executive is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of Executive’s termination of employment is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following the Termination Date (or the earliest date as is permitted under Section 409A of the Code), (ii) any reimbursements provided under this Agreement shall be made no later than the end of Executive’s taxable year following Executive’s taxable year in which such expense was incurred; in addition, the amounts eligible for reimbursement during any one taxable year under this Agreement may not affect the expenses eligible for reimbursement in any other taxable year under this Agreement, (iii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax or result in an additional cost to the Company, and (iv) each payment hereunder (including without limitation each monthly payment or payment made on a payroll period basis, even if it might otherwise be part of a series of installment payments) shall constitute a separate payment hereunder for purposes of Section 409A of the Code. The Company shall consult with Executive in good faith regarding the implementation of the provisions of this §4.11; provided that notwithstanding any other provision in this Agreement or otherwise, neither the Company nor any of its employees or representatives shall have any liability to Executive or any beneficiary or dependent with respect thereto or with respect to the tax consequences or effects to them of any of the provisions of, or benefits or payments provided under, pursuant to or in connection with, this Agreement (including under the plans and programs referred to herein).
Section 4.12.
Effective Date of this Agreement. This Agreement shall become effective only upon (a) execution of this Agreement by Executive after the expiration of the twenty-one (21) day consideration period described in §2.3 of this Agreement, unless such consideration period is voluntarily shortened as provided by law; and (b) the expiration of the seven (7) day period for revocation of this Agreement by Employee described in §2.4 of this Agreement.

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IN WITNESS WHEREOF, Executive and the Company agree as set forth above:

DATE OF EXECUTION BY EXECUTIVE: AGREED TO AND ACCEPTED BY:

10/8/21 /s/ Michael H. Sullivan

MICHAEL H. SULLIVAN

DATE OF EXECUTION BY COMPANY: AGREED TO AND ACCEPTED BY

RPM INTERNATIONAL INC.

10/7/21 BY: /s/ Janeen Kastner

TITLE: VP – Corporate Benefits

& Risk Management

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